United States securities and exchange commission logo





                     November 20, 2020

       Barry Rowan
       Executive Vice President and Chief Financial Officer
       Gogo Inc.
       111 North Canal Street, Suite 1500
       Chicago, IL 60606

                                                        Re: Gogo Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 13,
2020
                                                            File No. 001-35975

       Dear Mr. Rowan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology